UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 3, 2014

MATTRESS FIRM HOLDING CORP.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-35354	20-8185960
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5815 Gulf Freeway, Houston, Texas	77023
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 923-1090

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                   Entry into a Material Definitive Agreement.

On September 3, 2014, Mattress Firm Holding Corp., a Delaware corporation (the “Company”), and Mattress Firm, Inc., a Delaware corporation and wholly-owned subsidiary of the Company, entered into an agreement (the “Purchase Agreement”) to acquire all of the outstanding equity interests in The Sleep Train, Inc. (“Sleep Train”), the leading West Coast based bedding specialty retailer, for an aggregate purchase price of $425 million, subject to working capital and other customary purchase price adjustments.  As further consideration, the Company has agreed to assume certain additional liabilities totaling approximately $15 million. Sleep Train operates approximately 310 specialty mattress retail stores located in California, Oregon, Washington, Idaho, Nevada and Hawaii.  The Purchase Agreement contains customary representations, warranties and covenants.  Subject to certain limitations, each party has agreed to indemnify the other parties for breaches of representations, warranties and covenants, and other specified matters.  A portion of the purchase price will be deposited into escrow to serve as a source of recovery for certain indemnification obligations of the sellers and specified purchase price adjustments.

The purchase price payable to the selling shareholders will be reduced by certain payment obligations of Sleep Train, including the repayment of certain indebtedness of Sleep Train.  Ten percent of the adjusted purchase price is payable to the shareholders of Sleep Train in shares of common stock, par value $0.01 per share, of the Company, having an aggregate equivalent value, as calculated in accordance with the Purchase Agreement.  The remainder of the purchase price consideration payable to the shareholders of Sleep Train will consist of cash.

The closing of the transactions contemplated by the Purchase Agreement remains subject to customary closing conditions and is currently expected to occur by the end of the Company’s fourth fiscal quarter ending February 3, 2015.  The Company expects to fund the cash portion of the purchase price with cash reserves and the proceeds from the issuance of senior secured debt.

The foregoing description of the Purchase Agreement is qualified in its entirety by reference to the full text of the Purchase Agreement, a copy of which is attached as Exhibit 2.1 hereto and is incorporated herein by reference.

As previously announced, on June 9, 2014, the Company promoted Mr. Alex Weiss to the position of Executive Vice President and Chief Financial Officer of the Company, to be effective on July 30, 2014.  On September 3, 2014, the Company and Mattress Firm, Inc., entered into an employment agreement with Mr. Weiss, effective July 30, 2014.  The term of Mr. Weiss’s employment agreement will continue until January 31, 2017, and for successive one year terms thereafter, unless terminated by either party upon three months prior written notice. Mr. Weiss’s compensation during the term of his employment, including base salary and any bonus compensation, will be determined by the compensation committee of the board of directors.

Pursuant to his employment agreement, except as described below, upon termination of Mr. Weiss’s employment and his execution of a release, he is entitled to receive (a) earned but unpaid base salary and any accrued and unpaid benefits pursuant to the Company’s employee benefit plans or programs in which Mr. Weiss participates on his last day of employment, (b) if the termination is on or after the last day of any fiscal year for which a bonus is payable, the amount of such bonus, (c) eighteen months’ salary continuation and (d) eighteen months’ continuation of medical and dental coverage (unless and until he becomes covered by another employer’s medical and dental plans).  Mr. Weiss will receive these same benefits in the event of a termination of his employment due to disability as well as continuation of disability insurance coverage to the extent necessary to continue benefits that Mr. Weiss became entitled to receive prior to the termination of his employment with the Company.

Pursuant to his employment agreement, if Mr. Weiss’s employment is terminated by the Company for Cause or by Mr. Weiss other than for Good Reason, he is only entitled to receive earned but unpaid base salary and any accrued and unpaid benefits pursuant to the Company’s employee benefit plans or programs in which Mr. Weiss participates on his last day of employment.  “Cause” is defined to mean the employee’s (i) the employee’s dishonesty or bad faith in connection with the performance of his duties; (ii) a refusal or failure by the employee to use his best efforts to perform duties consistent with the office(s) held by him as requested by the Board of Directors of the Company which would not give rise to Good Reason and which is not cured within thirty (30) days after written notice is delivered by the Board of Directors of the Company to the employee; (iii) the employee’s conviction of a felony; (iv) the failure of the employee to notify the Board of Directors of any material relationships between him and/or any member of his immediate family with any person or entity with whom the Company or any of its subsidiaries has a material business relationship; or (v) a material breach of the provisions in the employment agreement relating to confidentiality, non-competition, non-solicitation and certain other matters.  “Good Reason” is defined to mean a demotion, a reduction in base salary, a relocation of the employee’s base location of employment, the discontinuation of any employee benefit without comparable substitution, or a material breach of the employment agreement by the Company, in each case, following a specified cure period.

In the event of a termination of employment due to Mr. Weiss’s death, his estate will be entitled to receive (a) earned but unpaid base salary and any accrued and unpaid benefits pursuant to the Company’s employee benefit plans or programs in which Mr. Weiss participates on his last day of employment, (b) if the termination is on or after the last day of any fiscal year for which a bonus is payable, the amount of such bonus, and (c) eighteen months’ salary continuation.

If Mr. Weiss’s employment is not renewed at the expiration of the then-current term by the Company, upon his execution of a release, he is entitled to receive (a) earned but unpaid base salary and any accrued and unpaid benefits pursuant to the Company’s employee benefit plans or programs in which Mr. Weiss participates on his last day of employment, (b) if the termination is on or after the last day of any fiscal year for which a bonus is payable, the amount of such bonus, (c) eighteen months’ salary continuation and (d) eighteen months’ continuation of medical and dental coverage (unless and until he becomes covered by another employer’s medical and dental plans).

Mr. Weiss has agreed to non-competition and non-solicitation obligations for twelve months following employment termination.

The foregoing description of the employment agreement is qualified in its entirety by reference to the full text of the employment agreement, a copy of which is attached as Exhibit 10.1 hereto and is incorporated herein by reference.

On September 3, 2014, the Company and Mattress Holding Corp., a wholly-owned subsidiary of the Company, entered into an amendment to the employment agreement with Mr. Jim R. Black, effective July 30, 2014.  As previously announced, Mr. Black has informed the Company of his decision to retire at the end of the current fiscal year.  Effective July 30, 2014, Mr. Black moved into the role of the Company’s Senior Corporate Advisor and in connection with such position change, his employment agreement was amended to (a) reduce Mr. Black’s base salary to $200,000, (b) remove Mr. Black’s eligibility to participate in the Company’s Annual Executive Incentive Plan for fiscal year 2014, and (c) provide that in the event of the termination of Mr. Black’s employment on or prior to the last day of the 2014 fiscal year (other than for cause), the equity awards granted to Mr. Black on November 17, 2011, would vest in full to the extent not previously vested, subject to certain conditions, and all other equity awards granted to Mr. Black would be forfeited.

The foregoing description of the amendment to the employment agreement is qualified in its entirety by reference to the full text of the amendment to the employment agreement, a copy of which is attached as Exhibit 10.2 hereto and is incorporated herein by reference.

Item 2.02                   Results of Operations and Financial Condition.

On September 4, 2014, the Company announced financial results for the fiscal 2014 second quarter (13 weeks) ended July 29, 2014. The press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The information contained in this Item 2.02 to the Company’s Current Report on Form 8-K, including Exhibit 99.1 attached hereto, is being furnished and shall not be deemed “filed” for any purpose, and shall not be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, regardless of any general incorporation language in any such filing.

Item 5.02                   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As stated above, on June 9, 2014, the Company promoted Mr. Weiss to the position of Executive Vice President and Chief Financial Officer of the Company, effective July 30, 2014.  On September 3, 2014, the Company and Mattress Firm, Inc., entered into an employment agreement with Mr. Weiss, effective July 30, 2014.

Since April 2013, Mr. Weiss, age 32, has been the Company’s Senior Vice President, Finance focusing on forecasting, budgeting, corporate strategy, investor relations and mergers and acquisitions. From September 2008 to April 2013, Mr. Weiss served as Associate and then as Investment Banking Vice President of Barclays Bank PLC. From July 2004 to September 2008, Mr. Weiss was an Analyst and then Associate at Lehman Brothers Inc., where he served on the Investment Banking Global Advisory Committee. Mr. Weiss has experience in a wide range of investment banking disciplines, including mergers and acquisitions, debt and equity offerings, strategic analysis and corporate advisory, with a focus on the bedding sector.

For a description of the employment arrangement entered into with Mr. Weiss, please refer to the disclosure under Item 1.01 Entry into a Material Definitive Agreement above.

As stated above, on June 9, 2014, the Company named Mr. Black to the position of Senior Corporate Advisor of the Company, effective July 30, 2014. On September 3, 2014, the Company and Mattress Holding Corp. entered into an amendment to the employment agreement with Mr. Black, effective July 30, 2014. For a description of the amended employment arrangement with Mr. Black, please refer to the disclosure under Item 1.01 Entry into a Material Definitive Agreement above.

Item 7.01                   Regulation FD Disclosure

On September 3, 2014, the Company and Mattress Firm, Inc. entered into a Purchase Agreement to acquire all of the outstanding equity interests in Sleep Train, as more fully described in the disclosure under Item 1.01 Entry into a Material Definitive Agreement above.  The Company issued a press release describing the transaction and has posted an Investor Presentation regarding the transaction to its website, http://www.mattressfirm.com.  The Company’s website and the information contained therein is not part of this disclosure.

The press release is attached hereto as Exhibit 99.2 and the Investor Presentation is attached as hereto as Exhibit 99.3.  Both are incorporated herein by reference.

The information contained in this Item 7.01 to the Company’s Current Report on Form 8-K, including Exhibit 99.2 and Exhibit 99.3 attached hereto, is being furnished and shall not be deemed “filed” for any purpose, and shall not be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, regardless of any general incorporation language in any such filing.

Item 9.01                   Financial Statements and Exhibits.

(d)              Exhibits

2.1

Purchase and Sale Agreement dated September 3, 2014, by and among Mattress Firm, Inc., Mattress Firm Holding Corp., The Sleep Train, Inc., the shareholders of The Sleep Train, Inc. as named therein, Dale R. Carlsen, in his individual capacity, Robert D. Killgore, in his individual capacity, and Dale R. Carlsen, as shareholder representative.

10.1	Employment Agreement dated September 3, 2014, by and among Mattress Firm Holding Corp., Mattress Firm, Inc. and Alexander S. Weiss.

10.2	First Amendment to Amended and Restated Employment Agreement, by and among Mattress Firm Holding Corp., Mattress Holding Corp. and James R. Black.

99.1	Press Release dated September 4, 2014 (regarding the Company’s earnings results).

99.2	Press Release dated September 4, 2014 (regarding the Sleep Train Purchase and Sale Agreement).

99.3	Investor Presentation dated September 4, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MATTRESS FIRM HOLDING CORP.

Date: September 4, 2014	By:	/s/ Alex Weiss
Alex Weiss
Executive Vice President and Chief Financial Officer

Index to Exhibits

Exhibit No.	Description
2.1

Purchase and Sale Agreement dated September 3, 2014, by and among Mattress Firm, Inc., Mattress Firm Holding Corp., The Sleep Train, Inc., the shareholders of The Sleep Train, Inc. as named therein, Dale R. Carlsen, in his individual capacity, Robert D. Killgore, in his individual capacity, and Dale R. Carlsen, as shareholder representative.

10.1	Employment Agreement dated September 3, 2014, by and among Mattress Firm Holding Corp., Mattress Firm, Inc. and Alexander S. Weiss

10.2	First Amendment to Amended and Restated Employment Agreement, by and among Mattress Firm Holding Corp., Mattress Holding Corp. and James R. Black.

99.1	Press Release dated September 4, 2014 (regarding the Company’s earnings results).

99.2	Press Release dated September 4, 2014 (regarding the Sleep Train Purchase and Sale Agreement).

99.3	Investor Presentation dated September 4, 2014.